Exhibit 2.1

Execution Version

SECOND AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies

as Sellers,

Sunnyside, LLC

as the Company,

Digital Brands Group, Inc.,

as Buyer

and

George Levy

as Sellers’ Representative

Dated October 13, 2022

i

ii

SECOND AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

This SECOND AMENDed and restated Membership Interest Purchase Agreement (this “Amendment”), effective as of October 13, 2022 (the “Effective Date”), is entered into by and among Moise Emquies, an individual, George Levy, an individual, Matthieu Leblan, an individual, and Carol Ann Emquies, an individual (each a “Seller” and together the “Sellers”), Digital Brands Group, Inc., a Delaware corporation (“Buyer”), Sunnyside, LLC, a California limited liability company (the “Company”) and George Levy solely in his capacity as the Sellers’ Representative. Sellers and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company;

WHEREAS, further to a Membership Interest Purchase Agreement effective as of January 18, 2022 (the “Agreement”), the Sellers agreed to transfer to Buyer, and Buyer wished to acquire from Sellers, the Membership Interests, subject to the terms and conditions set forth therein;

WHEREAS, further to an Amended and Restated Membership Interest Purchase Agreement effective as of June 17, 2022 (the “June Agreement”), the Parties amended and restated the Agreement; and

WHEREAS, the Buyer and the Sellers desire to amend and restate the June Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

The following definitions shall apply to capitalized terms (or phrases) defined below and used throughout this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Aggregate Purchase Price” has the meaning set forth in Section 2.02(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Buyer Note(s), the Registration Rights Agreement and the Assignment Agreements.

“Arbitration Notice” has the meaning set forth in Section 8.12(b).

“Assignment Agreements” has the meaning set forth in Section 2.04(b)(i)(A).

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representation” has the meaning set forth in Section 7.01.

“Buyer Indemnifiable Amount” has the meaning set forth in Section 7.03.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Buyer Notes” shall mean that form of promissory note of the Buyer attached hereto as Exhibit A, each carrying an initial per annum interest rate of eight percent (8%) and a maturity date of February 15, 2023.

“Buyer Shares” means the common stock, with a par value of $0.0001 per share, of Buyer.

“Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of John Hilburn Davis IV, Reid Yeomon and Laura Dowling.

“Cash Payment” has the meaning set forth in Section 2.02(a)(ii).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” has the meaning set forth in Section 7.05.

“Claim Notice” has the meaning set forth in Section 7.05.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Share Payment” has the meaning set forth in Section 2.02(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Fundamental Representation” has the meaning set forth in Section 8.01.

“Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of each of Moise Emquies, George Levy and Matthieu Leblan.

“Confidential Information” has the meaning set forth in Section 6.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, the Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 8.13.

“Dispute Notice” has the meaning set forth in Section 8.13(a).

“Dollars” or “$” means the lawful currency of the U.S.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof), the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; and shall include, without limitation, the following (including the implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right–to–Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment” has the meaning set forth in Section 4.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Final Offer” has the meaning set forth in Section 8.13(d).

“Financial Statements” has the meaning set forth in Section 4.05.

“Funds Flow Memorandum” means the spreadsheet setting forth, as of the Effective Date, (i) the outstanding Indebtedness due and payable at Closing; (ii) the identities of each creditor to whom the Company owes outstanding Indebtedness due and payable at Closing; and (iii) wire instructions for each such creditor.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self–regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and the IRS, including any compromise or settlement agreement.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum–derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead–containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) accounts payable; (c) obligations for the deferred purchase price of property or services, (d) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (f) capital lease obligations; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” means any Party entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means any Party required to provide indemnification pursuant to Article VIII.

“Initial Executive Cash Payment” has the meaning set forth in Section 2.02(a)(i).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing, and other indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) issued by any Governmental Authority (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration and renewals of any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works and all registrations, applications for registration and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“IRS” means the Internal Revenue Service.

“Issuance Price” means the per share closing price of the Buyer Shares on Nasdaq on the Effective Date.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreements” has the meaning set forth in Section 4.09(c).

“Leased Real Property” has the meaning set forth in Section 4.09(c).

“Liability” and “Liabilities” have the meanings set forth in Section 4.06.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but excluding punitive and consequential damages.

“Material Adverse Effect” means with respect to the specified Party, any event, occurrence, fact, condition or change that is individually or in the aggregate materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or (b) the ability of the Party to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:

(i) general economic or political conditions;

(ii) general conditions generally in any industry, location or market in which the specified Party operates;

(iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

(iv) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, pandemic, epidemics or human health crises (including COVID-19 and its derivations);

(v) changes or proposed changes in GAAP or other accounting standards, regulations or principles (or the enforcement or interpretation of any of the foregoing);

(vi) changes or proposed changes in applicable Law (or the interpretation or enforcement thereof);

(vii) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, free cash flow, earnings or other financial operating metrics for any period;

(viii) the announcement and performance of this Agreement, including any resulting impact on relationships, contractual or otherwise, with any third parties; or

(ix) any action taken by the specified Party that is required by this Agreement to be taken by the specified Party.

provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has had a disproportionately adverse effect on the Company relative to other participants in the industry in which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Membership Interests” has the meaning set forth in the recitals.

“Nasdaq” means the National Association of Securities Dealers Automated Quotation market and securities exchange or any successor national securities exchange or trading market in the U.S.

“Net Additional Cash Payment” has the meaning set forth in Section 2.02(a)(iii).

“Note Payment” has the meaning set forth in Section 2.02(a)(iii).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means with respect to each Seller, Jenny Murphy and Elodie Crichi the Pro Rata Share (expressed as a percentage) set forth on of Schedule A.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by Buyer and each of the Sellers at Closing, substantially in the form of Exhibit B.

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 8.02(b).

“Restricted Business” has the meaning set forth in Section 6.05(b).

“Securities Act” has the meaning set forth in Section 3.07(b).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representation” has the meaning set forth in Section 7.01.

“Seller Indemnifiable Amount” has the meaning set forth in Section 7.02(b).

“Seller Indemnified Parties” has the meaning set forth in Section 7.03.

“Seller Membership Interests” has the meaning set forth in Section 3.01(a).

“Sellers’ Representative” shall be George Levy.

“Specified Seller” has the meaning set forth in Section 6.10(b).

“Tax,” “Taxes” or “Taxable” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S.” means the United States of America.

ARTICLE II
Purchase and sale

Section 2.01      Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02      Purchase Price.

(a)            Aggregate Purchase Price. Buyer’s aggregate purchase price for the Membership Interests (the “Aggregate Purchase Price”), subject to the adjustments set forth in this Agreement, is as follows:

(i)            Five Million Dollars ($5,000,000) (the “Initial Executive Cash Payment”) paid in cash of which Two Million Five Hundred Thousand Dollars ($2,500,000) is paid to each of George Levy and Matthieu Leblan;

(ii)            Two Million Five Hundred Thousand Dollars ($2,500,000) of which (A) Nine Hundred Thousand Dollars ($900,000) shall be used by the Buyer to pay off, on behalf of the Company, outstanding Indebtedness of the Company set forth on the Funds Flow Memorandum and (B) the remaining One Million Six Hundred Thousand ($1,600,000) shall be paid in cash to each of the Sellers, Jenny Murphy and Elodie Crichi pro-rata based on their Pro Rata Share (such remaining net amount, the “Net Additional Cash Payment”);

(iii)            Five Million Five Hundred Thousand Dollars ($5,500,000) paid in Buyer Notes issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro-rata based on their Pro Rata Share (the “Note Payment”); and

(iv)            One Million Dollars ($1,000,000) paid in Buyer Shares at a per share price equal to the Issuance Price issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro-rata based on their respective Pro Rata Share (the “Closing Share Payment”).

Section 2.03      Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby (the “Closing”) shall take place on a date no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI has been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing), at the offices of Manatt, Phelps & Phillips LLP, 695 Town Center Drive, 14th Floor, Costa Mesa, CA 92646, or through the electronic exchange of executed documents and other closing deliveries via e-mail or facsimile transmission, or at such other time, on such other date and/or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04      Transactions to be Effected at the Closing.

(a)            At the Closing, Buyer shall:

(i)            Deliver to each of George Levy and Matthieu Leblan:

(A) immediately available funds in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000), which amounts shall equal in the aggregate, the Initial Executive Cash Payment by wire transfer to the bank accounts designated in writing by each of George Levy and Matthieu Leblan.

(ii)            Pay, by wire transfer of immediately available funds (in accordance with wire instructions provided by the Sellers’ Representative in the Funds Flow Memorandum delivered to the Buyer no fewer than three (3) Business Days before Closing), on behalf of the Company, the Indebtedness that is outstanding at the Closing and set forth on the Funds Flow Memorandum in an aggregate amount of $900,000 to such creditors of the Company in such amounts as set forth in the Funds Flow Memorandum.

(iii)            Deliver to Sellers:

(A)            immediately available funds to Sellers, Jenny Murphy and Elodie Crichi (pro rata in accordance with their respective Pro Rata Share), in the aggregate amount equal to the Net Additional Cash Payment;

(B)            Buyer Notes to Sellers, Jenny Murphy and Elodie Crichi (pro rata in accordance with their respective Pro Rata Share), in the aggregate principal amount equal to the Note Payment;

(C)            the Ancillary Documents, each duly executed by Buyer to the extent Buyer is a party thereto; and

(D)            Evidence of the procurement by Buyer of a Directors & Officers insurance tail policy of no less than six (6) years covering the Company’s officers and directors up to three hundred percent (300%) of the annual policy premium, the cost of which shall be borne by Buyer; and

(ii)            Deliver to Buyer’s transfer agent an instruction letter instructing such transfer agent to deliver the stock certificates set forth in Section 2.04(c) as soon as practicable following the Closing, but in no event later than two (2) Business Days after the Closing Date.

(b)            At the Closing, each of the Sellers shall:

(i)            Deliver to Buyer:

(A)            an assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment Agreements”), duly executed by such Seller;

(B)            written resignation, effective as of the Closing Date, of such Seller in his/her capacities as officer and manager of the Company, if applicable;

(C)            a counterpart to each of the Ancillary Documents, duly executed by such Seller;

(D)            counterparts to the release by Jenny Murphy of Sellers, the Company and Buyer in form and substance satisfactory to Buyer, duly executed by Jenny Murphy and each of the Sellers; and

(E)            counterparts to the release by Elodie Crichi of Sellers, the Company and Buyer in form and substance satisfactory to Buyer, duly executed by Elodie Crichi and each of the Sellers.

(c)            As soon as practicable following the Closing, but in no event later than two (2) Business Days after the Closing Date, Buyer shall cause to be delivered to each of the Sellers, Jenny Murphy and Elodie Crichi, a stock certificate in the name of such party in the amounts calculated based on their respective Pro Rata Share representing in the aggregate a number of whole Buyer Shares (rounded down) in an amount equal to One Million Dollars ($1,000,000) at a per share price equal to the Issuance Price;

Section 2.05      Withholding Taxes. Each of the Sellers, Jenny Murphy and Elodie Crichi shall deliver a fully-executed true, complete and correct IRS Form W-9 solely for the purpose of certifying to Buyer that no backup withholding would be required by the Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule to be provided after the Effective Date (the “Disclosure Schedules”), which shall qualify the representations and warranties regarding each Seller set forth in this Article III (whether or not a particular representation or warranty is modified by the phrase “except as set forth in the Disclosure Schedule” or words of similar import), each Seller, severally and not jointly, hereby represents and warrants to the Buyer that the following statements are true and correct as of the Closing Date in all material respects, except for matters represented and warranted as of a specified date, which shall be made as of such specified date:

Section 3.01      Ownership of Membership Interests. Such Seller is the direct record and beneficial owner of the Membership Interests set forth on Section 3.01 of the Disclosure Schedules as being owned by such Seller (such Membership Interests, with respect to such Seller, the “Seller Membership Interests”) and has good and valid title to such Seller Membership Interests, free and clear of all Encumbrances except as are imposed by applicable securities Laws, and such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to such Seller’s Seller Membership Interests, free and clear of all Encumbrances except as are imposed by applicable securities Laws.

Section 3.02      Investment Representations.

(a)            Risks of Investment. Such Seller recognizes that the acquisition of Buyer Shares involves a high degree of risk in that an investor could sustain the loss of its entire investment and Buyer is and will be subject to numerous other risks and uncertainties, including, without limitation, significant and material risks relating to Buyer’s business and the industries, markets and geographic regions in which Buyer competes.

(b)            Accredited Investor Status. Such Seller represents that he/she is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that he/she is able to bear the economic risk of an investment in the Buyer Shares.

(c)            Investment Experience. Such Seller acknowledges that he/she has prior investment experience, including, without limitation, investment in non-listed and non-registered securities, or he/she has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to such Seller and to evaluate the merits and risks of such an investment on its behalf and that he/she recognizes the highly speculative nature of the investment in Buyer Shares.

(d)            Access to Information. Buyer has furnished or given access to such Seller with (i) all information regarding the Buyer, its financial condition and results of operations that such Seller has requested or desired to know; and (ii) all documents that could reasonably be provided and made available for the Seller’s inspection and review. Such Seller has been afforded the opportunity to ask questions of and receive answers from duly authorized Representatives of the Buyer concerning the terms and conditions of the sale and purchase of Buyer Shares and any additional information that it requested in that regard. Such Seller has neither seen nor received any advertisement or general solicitation with respect to the sale of any securities of Buyer, including, without limitation, the Buyer Shares issuable hereunder. Except as set forth in this Agreement, such Seller acknowledges that no representations or warranties have been made to such Seller by either Buyer or any of its agents, employees or Affiliates and, in entering into this transaction, such Seller is not relying on any information, other than that contained in this Agreement and the results of independent investigation by such Seller.

(e)            Investment Intent; Resales. Such Seller acknowledges that the offer and sale of the Buyer Shares issuable hereunder has not been reviewed or approved by the Securities and Exchange Commission because the offering of said Buyer Shares is intended to be a nonpublic offering pursuant to Section 4(a)(2) of the Securities Act. The shares of Buyer Shares issuable hereunder are being acquired by such Seller for his/her own account, for investment and without any present intention of distribution or reselling to others. Such Seller understands that he/she will not sell or otherwise transfer any of the shares of Buyer Shares issuable hereunder unless they are registered under the Securities Act or unless an exemption from such registration is available and, upon Buyer’s request, Buyer receives an opinion of counsel, reasonably satisfactory to Buyer, confirming that an exemption from such registration is available for such sale or transfer.

(f)            Legends. Such Seller acknowledges and consents to the placement of one or more legends on any certificate or other document evidencing the Buyer Shares issuable hereunder stating that they have not been registered under the Securities Act and all applicable securities, “blue sky” or other similar laws of the jurisdiction to which such Seller is subject, substantially in the form as set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

Section 3.03      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of such Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, which shall qualify the representations and warranties regarding the Company set forth in this Article IV (whether or not a particular representation or warranty is modified by the phrase “except as set forth in the Disclosure Schedule” or words of similar import), the Company hereby represents and warrants to the Buyer that the following statements are true and correct as of the Closing Date in all material respects, except for matters represented and warranted as of a specified date, which shall be made as of such specified date:

Section 4.01      Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. The Company has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing Date.

Section 4.02      Capitalization.

(a)            Sellers are the record owners of the Membership Interests. The Membership Interests constitute one hundred percent (100%) of the total issued and outstanding Membership Interests of the Company. The Membership Interests have been duly authorized and are validly issued, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)            The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)            There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any of the Membership Interests or obligating the Company to issue or sell any membership interests (including the Membership Interests) or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.03      No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, other than Permitted Encumbrances. Except as set forth in Section 4.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.05      Financial Statements. Attached as Section 4.05 of the Disclosure Schedules are the unaudited balance sheets of the Company as of December 31, 2021 and December 31, 2020 and the related statements of income and cash flows for the fiscal years then ended (collectively, the “Financial Statements”), and the unaudited balance sheet of the Company (the “Balance Sheet”) as of the six month period ended June 30, 2022 (the “Balance Sheet Date”). Except as set forth therein, such financial statements (a) have been prepared from and are consistent with the books and records of the Company and in accordance with the Company’s past practices, (b) are complete and correct in all material respects and (c) present fairly in all material respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

Section 4.06      Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (each a “Liability” and together the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) which are not, individually or in the aggregate, material in amount.

Section 4.07      Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 4.07 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company in an aggregate amount in excess of Seventy-Five Thousand and No/100 Dollars ($75,000.00);

(c)            cancellation of any debts or claims or amendment, termination or waiver of any rights which could reasonably be expected to have a Material Adverse Effect;

(d)            material damage, destruction or less, or any material interruption in use of, any of the Company’s material assets, whether or not covered by insurance;

(e)            imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company’s assets;

(f)            adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law; or

(g)            any Contract to which the Company is a party to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08      Material Contracts.

(a)            Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.09(c) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract of the Company involving aggregate consideration in excess of Seventy-Five Thousand Dollars ($75,000) and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)            all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)            all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)            all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)            except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)            all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)            any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)            all Contracts between the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand; and

(xi)            any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b)            Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred with respect to the Company, or to the Company’s Knowledge any other party thereto, that with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.09      Title to Assets; Real Property.

(a)            The Company has good and valid title to all assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such assets are free and clear of Encumbrances except for liens arising under original purchase price conditional sales contracts and equipment leases with third-parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and any other Encumbrance set forth on Section 4.09(a) of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).

(b)            The Company does not currently and has never owned any real property or any option to acquire any real property.

(c)            Section 4.09(c) of the Disclosure Schedules sets forth a list of each existing lease or similar agreement showing the parties thereto and the physical address covered by such lease or other agreement (the “Lease Agreements”) under which the Company is lessee of, or holds or operates, any real property owned by, used in or relating to the Company (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Buyer and is in full force and effect. The Company is not in breach under the terms of such Lease Agreements.

Section 4.10      [Reserved].

Section 4.11      Intellectual Property. Section 4.11 of the Disclosure Schedules lists all Intellectual Property owned and/or licensed by the Company. Except as set forth in Section 4.11 of the Disclosure Schedules: (a) to the Company’s Knowledge, the Company owns or possesses sufficient legal rights to all Company Intellectual Property without any conflicts with, or infringement of, the rights of others, and no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party; (b) other than with respect to commercially available software products under standard end-user object code license agreements or standard license agreements for open source software, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Patents, Trademarks, Copyrights, Trade Secrets, licenses, information, proprietary rights and processes of any other Person; (c) no claim has been asserted or, to the Company’s Knowledge, threatened against the Company involving any Intellectual Property; (d) to the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to or outside the scope of their employment by the Company; (e) each employee and consultant has (i) assigned to the Company all Intellectual Property rights he or she owns that are related to the business of the Company and (ii) executed an agreement with the Company acknowledging the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (f) the Company does not utilize any open source software in a manner that requires the Company to disclose, make available, or offer or deliver any portion of the source code of any proprietary Company software or component thereof to any third party.

Section 4.12      Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow–moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances and no inventory is held on a consignment basis. To the Company’s Knowledge, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.13      Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company and, to the Company’s Knowledge, not subject to claims of set–off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, the Company has no reason to believe that any of the accounts receivable are not collectible in full within ninety (90) days after billing.

Section 4.14      Customers and Suppliers.

(a)            Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who is a party to a Contract with the Company for goods or services pursuant to which such customer has paid consideration to the Company in an amount greater than or equal to Seventy-Five Thousand Dollars ($75,000) for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)            Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier who is a party to a Contract with the Company for goods or services pursuant to which the Company has paid consideration to such supplier in an amount greater than or equal to One Hundred Thousand Dollars ($100,000) for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.15      Insurance. All insurance policies carried by or for the benefit of the Company are in full force and effect and the Company is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage.

Section 4.16      Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17      Compliance with Laws; Permits.

(a)            The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)            All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 4.18      Environmental Matters.

(a)            The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)            The Company has not received any order, notice or other written communication, or to the Company’s Knowledge, oral communication, from any Governmental Authority or third-party of any alleged failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any costs of investigation and remediation with respect to (i) any Real Property currently or formerly owned or operated by the Company and any equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company (“Equipment”) or (ii) any other properties or assets (whether real, personal or mixed) in which the Company has had an interest, or with respect to any property to which Hazardous Materials generated by the Company may have been sent where the alleged noncompliance or obligation described in such order, notice or communication remains unresolved;

(c)            There are no Actions or threatened Actions, Encumbrances (except Permitted Encumbrances), or other restrictions of any nature, arising under or pursuant to any Environmental Law, with respect to or affecting any of the Real Property or Equipment or any other properties and assets (whether real, personal, or mixed) in which the Company has an interest; and

(d)            There are no Hazardous Materials present in the soil or groundwater on the Real Property in such amounts that would give rise to material Liabilities or obligations under any Environmental Law.

Section 4.19      Employee Benefit Matters.

(a)            Except as set forth on Section 4.19(a) of the Disclosure Schedules, the Company has no pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which has ever been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)            No Benefit Plan is the subject of any Action. The Company has not received notice of any audit or examination by the IRS, the U.S. Department of Labor or any other Governmental Authority.

(c)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any material payment becoming due from the Company under any Benefit Plan, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan.

Section 4.20      Employment Matters.

(a)            Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Effective Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Effective Date. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the Effective Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full (or accrued in full on the Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)            Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Company has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. There have been no union organizing or election activities involving any non-union employees of the Company and, to the Company’s Knowledge, none are threatened as of the Effective Date.

Section 4.21      Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)            There are no federal, state, local or foreign Taxes due and payable by the Company that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Authority. The Company has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Tax Returns for the Company required to be filed on or before the Effective Date are true, complete and correct in all respects.

(b)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

Section 4.22      Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings and actions taken by written consent of the members and the managers and no meeting or action taken by written consent of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.23      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.24      Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

Representations and warranties of buyer

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 5.01      Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company, each of the Sellers and the Sellers’ Representative) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally.

Section 5.02      No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with or notice to any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03      Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to or for offer or sale in connection with any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable.

Section 5.04      Valid Issuance. Upon issuance in accordance with and pursuant to the terms of this Agreement, the Buyer Shares will be validly issued, fully paid and non-assessable.

Section 5.05      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.06      Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Covenants

Section 6.01      Conduct of Business Prior to the Closing. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.01 (the “Pre-Closing Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall, and shall cause the Company to, use commercially reasonable efforts to (x) conduct the business of the Company in the ordinary course consistent with past practice; and (y)  maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, during Pre-the Closing Period, Sellers shall:

(a)            cause the Company to substantially preserve and maintain all of its Permits;

(b)            cause the Company to pay its debts, Taxes when due and other material obligations when due and in a manner consistent with past practice;

(c)            cause the Company to substantially maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(d)            cause the Company to continue in full force and effect without modification all material Insurance Policies, except as required by applicable Law;

(e)            cause the Company to defend and protect its material properties and assets from infringement or usurpation;

(f)            cause the Company to perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(g)            cause the Company to maintain its books and records in accordance with past practice;

(h)            cause the Company to comply in all material respects with all applicable Laws; and

(i)            cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.07 to occur.

Section 6.02      Access to Information. During the Pre-Closing Period, subject to the confidentiality provisions described in Section 6.06(a), Sellers shall and shall cause the Company to (a) afford Buyer and its Representatives reasonable access during normal business hours and after reasonable prior notice to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.03      No Solicitation of Other Bids.

(a)            None of the Sellers during the Pre-Closing Period shall and none of them shall authorize nor permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause each of their Affiliates (including the Company) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)            In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any of the Sellers or any of their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal.

(c)            Each of the Sellers agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that monetary damages would not provide an adequate remedy to Buyer.

Section 6.04      Notice of Certain Events.

(a)            During the Pre-Closing Period, the Company and Buyer shall each promptly notify the other in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which has (A) had, individually or in the aggregate, a Material Adverse Effect, (B) resulted in, any representation or warranty made by any of the Sellers hereunder not being true and correct or (C) results in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)            and any Actions commenced or, to the Company’s Knowledge or Buyer’s Knowledge, as the case may be, threatened against, relating to or involving or otherwise affecting Sellers or Buyer or the Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 4.07 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.05      Commercially Reasonable Efforts. During the Pre-Closing Period, each Party agrees to use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.06      Confidentiality(a)      .

(a)            Buyer shall, and shall cause Buyer’s representatives to, hold in confidence and avoid disclosure and unauthorized use of any information regarding the Company and its business that is received or obtained either before or after the date hereof in connection with this Agreement and the transactions contemplated hereby, including during any due diligence, except (x) where disclosure is permitted with the prior written consent of the Company or (y) as required by applicable Law, including to the extent disclosure is required by the reporting and disclosure obligations under the rules and regulations promulgated by the Securities and Exchange Commission. At the Closing, without any further action by any party, the confidentiality obligations under this Section 6.06(a) shall terminate automatically.

(b)            Each Seller recognizes and acknowledges that as of the Effective Date, he has knowledge of confidential and proprietary information concerning the Company, Buyer, and their respective Affiliates, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (“Confidential Information”). From and after the Closing Date, each Seller shall, and shall cause their respective Affiliates to, hold and shall use their reasonable best efforts to, or cause his or their Representatives to, hold in confidence any and all Confidential Information, whether written or oral, concerning the Company, Buyer and their respective Affiliates, except to the extent that such Seller can show that such information:(a) is generally available to and known by the public through no fault of such Seller or their respective Affiliates or Representatives; (b) is lawfully acquired by any of the Sellers or any of their respective Affiliates or Representatives from and after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is used or disclosed in connection with the good faith performance of his/her duties as an employee or consultant of Buyer or a Subsidiary of Buyer after Closing, if applicable, or (d) is required to be disclosed by Law or the enforcement of rights under this Agreement or any Ancillary Document. If any Seller or any of their respective Affiliates or Representatives is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such Confidential Information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Buyer (or such Seller as the case may be) may with diligence seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 6.07      Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Sellers’ Representative on behalf of the Sellers or Buyer, as applicable (which consent shall not be unreasonably withheld or delayed), and the Sellers’ Representative and Buyer shall cooperate as to the timing and contents of any such announcement.

Section 6.08      Books and Records. For a period of seven (7) years after the Closing, Buyer shall (a) use commercially reasonable efforts to retain the books and records (including Tax records and personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (b) upon reasonable notice, afford each Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records. Buyer shall not be obligated to provide any Seller with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09      Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.10      Funds Flow Memorandum. No later than three (3) Business Days prior to Closing, the Company shall prepare and deliver to Buyer the Funds Flow Memorandum.

ARTICLE VII
Conditions to Closing

Section 7.01      Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, to the following conditions:

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)            No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby, and no such Action commenced by any Governmental Authority for the purpose of obtaining any such injunction or restraining order shall be pending.

(c)            Buyer shall have cash or rights under existing borrowing facilities that together are sufficient to enable it to pay the cash consideration set forth in Section 2.02.

Section 7.02      Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of Sellers shall be true and correct in all respects (without regard to any qualifications or references to Material Adverse Effect, “material,” or any other materiality qualifications references contained in any specific representation or warranty), in each case on and as of the Effective Date and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute or reasonably be expected to result in a Material Adverse Effect. Buyer hereby acknowledges that the Company shall have the right to update any representation and warranty given pursuant to Article IV at any time after the Effective Date through an update to the Disclosure Schedules, with any such update a “Company Disclosure Schedule Update”; provided that no such update shall serve as a cure to any breach or be taken into account or otherwise affect the rights of Buyer or any other party under this Agreement and, after the Closing, the Buyer shall be entitled to indemnification for any Losses relating to any such breach of the underlying representation, warranty, covenant or agreement pursuant to Article VIII; and determination of any liability for breach of representations or warranties as of the date of this Agreement and at Closing shall be made without reference to any supplements to the disclosure schedules and with reference only to the Disclosure Schedules as such schedules stand on the date of this Agreement.

(b)            Each of the Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d)            There shall not have occurred any Material Adverse Effect from and after the Effective Date.

(e)            All deliveries required to be made at Closing by any Seller pursuant to Section 2.04(b) shall have been made.

(f)            Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(g)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers or managing members of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i)            Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j)            Buyer and its representatives shall have been provided with access to the Company and shall have conducted a physical inventory to confirm in Buyer’s reasonable opinion that the Company’s inventory is accurately reflected on the Company’s financial statements and at levels reasonably appropriate to effectively operate the Company’s business.

Section 7.03      Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions

(a)            The representations and warranties of Buyer be true and correct in all respects (without regard to any qualifications or references to Material Adverse Effect, “material”, or any other materiality qualifications references contained in any specific representation or warranty), in each case on and as of the Effective Date and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute or reasonably be expected to result in a Material Adverse Effect. Sellers hereby acknowledge that Buyer shall have the right to update any representation and warranty given pursuant to Article V herein at any time after the Effective Date through an update to the Disclosure Schedules, any such update a “Buyer’s Disclosure Schedule Update.” If the Closing occurs, any such representation and warranty shall be amended by such Buyer Disclosure Schedule Update.

(b)            Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            All deliveries required to be made at Closing by Buyer pursuant to Section 2.04(a) shall have been made.

(d)            Sellers shall have received evidence of the procurement by Buyer of a Directors and Officers insurance tail of no less than 6 years covering the Company’s officers and directors, the cost of which shall be borne by Buyer.

(e)            Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 7.03(a) and (b) have been satisfied.

(f)            Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)            Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

ARTICLE VIII
Indemnification

Section 8.01 Survival Period. For purposes of this Agreement, (a) (i) the representations and warranties of Sellers contained in Sections 3.01 and Section 3.03 (each, a “Seller Fundamental Representation”), (ii) the representations and warranties of the Company contained in Sections 4.01. 4.02 and 4.23 (each, a “Company Fundamental Representation”) and (iii) the representations and warranties of Buyer contained in Sections 5.01, 5.02, 5.04 and 5.05 (each, a “Buyer Fundamental Representation”) shall survive indefinitely and (b) all other representations and warranties not referenced in this Section 8.01 shall survive for a period of twelve (12) months after the Closing Date. The Parties hereby agree that the foregoing is specifically intended to limit the time period within which a Party may make a Claim, notwithstanding any applicable statute of limitations. No Party shall be entitled to recover for any Losses pursuant to Sections 8.02 or 8.03 unless a Claim Notice is delivered to the Indemnifying Party before the applicable date set forth in this Section 8.01, in which case the Claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 8.01 until such time as such Claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Closing Date, which have not been waived or amended as set forth herein, shall survive until fully discharged and performed and any Claims for indemnification with respect to a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations.

Section 8.02 Indemnification by Sellers. Each Seller, Jenny Murphy and Elodie Crichi severally in accordance with each such Seller’s and each of Jenny Murphy and Elodie Crichi’s Pro Rata Share and not jointly, shall indemnify and hold harmless Buyer and each of its officers, managers, members, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties may suffer or sustain by reason of or arising out of:

(a)            any inaccuracy in any representation or warranty of Sellers contained in Article III or of the Company contained in Article IV or

(b)            any breach of any covenant or other agreement in the Agreement required to be performed by the Company prior to the Closing or the Sellers (the amount of such Losses, the “Seller Indemnifiable Amount”).

Section 8.03 Indemnification by Buyer. Buyer shall indemnify and hold harmless each Seller and each of his/her Representatives (collectively, the “Seller Indemnified Parties”), jointly and severally, from and against all Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty contained in Article V and (b) any breach of any covenant or agreement of Buyer contained in this Agreement (the amount of such Losses, the “Buyer Indemnifiable Amount”).

Section 8.04 Limitations on Indemnification.

(a)            The Indemnifying Party shall not be liable to the Indemnified Party with respect to any claim relating to an individual or series of related Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a), as applicable, until the amount of such individual or series of related Losses exceeds Ten Thousand Dollars ($10,000), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(b)            Subject to Section 9.15 and except in the case of intentional fraud or a Claim involving a breach of any Buyer Fundamental Representation, the total aggregate Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of any inaccuracy in any representation or warranty contained in Article V shall not exceed an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).

(c)            Except in the case of intentional fraud or a Claim involving a breach of any Company Fundamental Representation or Seller Fundamental Representation, the total aggregate Losses under the Seller Indemnifiable Amount shall not exceed $2,000,000.

(d)            Except in the case of intentional fraud, with respect to a Claim involving a breach of any Company Fundamental Representation or Seller Fundamental Representation or a breach of any Buyer Fundamental Representation, the total aggregate Losses under the Seller Indemnifiable Amount or the Buyer Indemnifiable Amount, respectively, shall not exceed an amount equal to Thirteen Million Dollars ($13,000,000); provided, however, that, except in the case of intentional fraud, no Buyer Indemnified Party shall be entitled to indemnification under this Article VIII from any Seller or Jenny Murphy or Elodie Crichi in excess of the amount of proceeds such Seller, Jenny Murphy or Elodie Crichi actually receives pursuant to Section 2.04(a)(i) above.

(e)            In no event shall any Indemnifying Party be liable to an Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, the transactions contemplated by this Agreement or diminution of value or any damages based on any type of multiple.

(f)            Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses (including any Losses from third-party claims) shall be calculated based on the amount of Losses that remains after deducting any insurance proceeds, indemnity, contribution, reimbursement or other similar payment actually received by an Indemnified Party or its Affiliates with respect thereto. If any Indemnified Party or its Affiliates recovers amounts from any third party with respect to such Losses after indemnification is made to it by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such third-party recovery, net of any out-of-pocket costs associated with obtaining such third-party recovery, at such time or times as and to the extent that such amount is actually received by the Indemnifying Party or its Affiliates. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII.

Section 8.05 Indemnification Claims.

(a)  If an Indemnified Party wishes to assert an indemnification claim hereunder (a “Claim”), the Indemnified Party shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth:

(i)            a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to the Indemnified Party giving rise to the Claim, and

(ii)            to the extent determinable and based upon facts known to the Indemnified Party at such time, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b)  Within forty-five (45) days after receipt of any Claim Notice, the Indemnifying Party shall (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article VIII, and will either (A) satisfy (subject to the terms and conditions of Section 8.04) the portion of such matter as to which responsibility is acknowledged or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of the Indemnifying Party’s notice of its intention to contest the Claim, the Parties will negotiate in good faith to resolve any dispute as to the responsibility for or the amount of any such matter as promptly as possible. If the Parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either Party may submit such Claim for resolution pursuant to Section 9.13.

Section 8.06 Defense of Third-Party Claims.

(a)            If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 8.06(a) with respect to such third-party claim. The Indemnifying Party shall have the right, at its option, to assume the defense of any such third-party claim with counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of an indemnification third-party claim, then:

(i)  Except as set forth in Section 8.06(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii) The Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided, that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii) The Indemnified Party shall not be required to admit any liability with respect to such third-party claim.

(b)            If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such third-party claim within forty-five (45) days of receipt of notice of such claim in accordance with Section 8.06(a), (ii) the Indemnifying Party fails to actively and diligently defend such third-party claim following any such acceptance, (iii) the third-party claim includes an injunction or seeks other equitable relief, (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one (1) or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party or (v) the third-party claim includes damages that could exceed the limitations in Section 8.04, then at the Indemnified Party’s option, the Indemnified Party may assume the defense and if it assumes the defense, the Indemnified Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel of its selection, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and at its own expense; provided, that if the Indemnifying Party agrees in writing that the Indemnified Party is entitled to indemnification hereunder for such third-party claim, and the Indemnifying Party is otherwise determined to be obligated for the Losses under this Article VIII in respect of such third-party claim, then the Losses recoverable by the Indemnified Party shall include all reasonable costs and expenses, including the defense set forth herein.

(c)  No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 8.06, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld.

ARTICLE IX
Termination Prior to Closing

Section 9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Buyer and the Sellers’ Representative;

(b)            by either the Sellers’ Representative or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Authority which prohibits or restrains any Party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

(c)            by either Buyer or the Company if a breach or default by the Sellers or the Company (with respect to Buyer) or Buyer (with respect to the Company) in the performance of any of its material obligations under this Agreement occurs and is not cured within thirty days; or

(d)            by either the Company or Buyer in writing, if the Closing has not occurred on or prior to November 30, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to a Party whose failure to perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date shall have been the principal cause of (or otherwise resulted in) the failure of the Closing to occur on or prior to the Outside Date.

Section 9.02 Effect of Termination; Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above: this Agreement shall become null and void and of no further force and effect, except for (i) the provisions of Section 6.06, this Section 9.02, Section 9.03, and Article X, (ii) rights and obligations arising from any breach of this Agreement prior to such termination and (iii) the Buyer shall pay to the Company a fee of $100,000 if any Party terminates this Agreement for any reason other than a termination of the Agreement by mutual written consent of the Buyer and the Sellers’ Representative pursuant to Section 9.01(a) or the Buyer terminates the Agreement pursuant to Section 9.01(c);

(b)            each Party, upon written request, will return or destroy (at such Party’s option) all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(c)            the confidentiality provision in Section 6.06(a) shall continue in full force and effect for three years from the date of termination of the Agreement; and

(d)            nothing shall preclude any Party from suing any other Party for any fraud by such Party arising out of the subject matter of this Agreement.

Section 9.03 Reverse Termination Fee.

(a)            If any Party terminates this Agreement for any reason other than a termination of the Agreement by mutual written consent of the Buyer and the Sellers’ Representative pursuant to Section 9.01(a) or the Buyer terminates the Agreement pursuant to Section 9.01(c), the Buyer shall pay to the Sellers, Jenny Murphy and Elodie Crichi (pro rata in accordance with their respective Pro Rata Share) a fee of $1,000,000, $500,000 of which shall be due and payable on or before the six month anniversary of such date of termination and $500,000 of which shall be due and payable on or before the twelve month anniversary of such date of termination.

(b)            The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements the Company and the Sellers would not enter into this Agreement; accordingly, if Buyer fails to pay promptly any amounts as required pursuant to this Section 9.03 when due, and, in order to obtain such payment, the Company commences an Action against Buyer, the prevailing party with respect to such Action shall be entitled to recover reasonable fees, costs and expenses (including legal fees) incurred in connection with such Action.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and costs of legal counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; notwithstanding the foregoing, all costs and expenses of that independent auditing firm conducting the audit and review of the Company’s financial statements required due to Buyer’s public reporting status shall be borne by Buyer.

Section 10.02 Sellers’ Representative.

(a)            George Levy is hereby appointed attorney-in-fact, and is hereby authorized and empowered to act for and on behalf of, and to bind, the Sellers in connection with the indemnity provisions of Article VIII as they relate to the Sellers, and (c) such other matters as are delegated to the Sellers’ Representative hereunder, including, without limitation, (i) to act as the representatives of the Sellers to review and authorize all claims and disputes or question the accuracy thereof, (ii) to compromise on its behalf with the Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, and (iii) to take such further actions as are authorized in this Agreement. The Sellers’ Representative may resign at any time. The Sellers’ Representative may be removed upon an action by the Sellers holding a majority-in-interest of the Membership Interests; provided, however, that in no event shall the Sellers’ Representative be removed without the Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the removal of the Sellers’ Representative. The above named representative, as well as any subsequent representative(s) of the Sellers appointed by the Sellers holding a majority-in-interest of the Membership Interests, is referred to herein as the “Sellers’ Representative.” The Buyer shall be entitled to rely on such appointment and to treat such Sellers’ Representative as the duly appointed attorney-in-fact of the Sellers, and the Buyer may treat the actions of the Sellers’ Representative as the actions of the Sellers for all purposes. The Sellers, by execution of this Agreement and without any further action, confirm such appointment and authority. After the Closing, notices given to the Sellers’ Representative in accordance with Section 9.08 shall constitute notice to the Sellers for all purposes under this Agreement.

(b)            As between the Sellers’ Representative, on the one hand, and the Sellers, on the other hand, the Sellers’ Representative will incur no liability of any kind to the Sellers with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence, fraud, bad faith, or willful misconduct. As between the Sellers’ Representative, on the one hand, and the Sellers, on the other hand, the Sellers’ Representative shall not be liable to the Sellers for any action or omission pursuant to the advice of counsel. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, fraud, bad faith, or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, fraud, bad faith, or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this Section 10.02. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

Section 10.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 10.05 Successors and Assigns. No Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal Representatives, heirs and permitted assigns.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.07 Amendment. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by each Party.

Section 10.08 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.08):

If to Sellers’ Representative:	George Levy Email: joe@sundryusa.com

with a copy to:	Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 Facsimile: (415) 276-7514 Email: jliu@mofo.com Attention: Jackie Liu, Esq.

If to Buyer:	Digital Brands Group, Inc. 1400 Lavaca Street Austin, Texas 78701 Email: hil@dstld.la Attention: John Hilburn Davis IV, Chief Executive Officer

with a copy to:	Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92646 Facsimile: (714) 371-2550 Email: tpoletti@manatt.com Attention: Thomas J. Poletti, Esq.

Section 10.09 Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one (1) instrument.

Section 10.10 Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 10.11 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

Section 10.12 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to conflicts of Laws principles.

Section 10.13 Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach, alleged breach thereof, (collectively, a “Dispute”), between or among the Parties shall be resolved in accordance with the following dispute resolution procedures:

(a)            Cooperation. If a Dispute arises, any Party may notify the other Parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

(b)            Arbitration. In the event that the Dispute is not resolved pursuant to the procedures described in Section 10.13(a), any Party may request that the Dispute be submitted to binding arbitration by providing a notice of arbitration (the “Arbitration Notice”) to the other Parties to the Dispute. The Arbitration Notice shall be issued within thirty (30) days following the conclusion of the thirty (30) day cooperation period described in Section 10.13(a) and shall identify the unresolved Dispute in reasonable detail.

(c) Selection of the Arbitrator. The Parties agree that the Dispute shall be submitted to a single arbitrator, acceptable to both Parties, who has at least twenty (20) years’ experience in the garment industry or the retail fashion industry. The Parties shall use their commercially reasonable efforts to mutually select a qualified arbitrator within ten (10) days after the Arbitration Notice has been delivered. If the Parties cannot agree on the arbitrator within such ten (10) day period, then any Party may request that ADR Services, Inc., the American Arbitration Association or JAMS appoint the arbitrator (who must have the qualifications described above) in accordance with its arbitration rules. The Party seeking Action by ADR Services, Inc., the American Arbitration Association or JAMS shall request that the appointment be made within ten (10) Business Days.

(d)            The Arbitration Hearing. The arbitration hearing shall be held on a date and at a place and time mutually acceptable to the arbitrator and the Parties within sixty (60) days following the appointment of the arbitrator; provided, that the Parties’ request for a hearing within such time period is not expedited. At least seventy-two (72) hours in advance of the arbitration hearing, each Party involved in the Dispute shall prepare its best and final offer to settle the Dispute in full (the “Final Offer”), and shall deliver its Final Offer to the other Parties involved in the Dispute and the arbitrator. The arbitrator shall determine the format of the arbitration hearing to ensure that the Parties have an opportunity to make an oral presentation of their views of the Dispute and for each Party to explain its Final Offer.

(e)            The Decision. Upon the conclusion of the arbitration hearing, the Parties shall request that the arbitrator determine an award that is neither less than the lowest Final Offer nor more than the highest Final Offer. The arbitrator’s award shall be final and binding on the Parties and the Parties shall be required to act in accordance with such decision.

(f)            Fees and Expenses. Except to the extent specifically set forth in this Agreement, the Parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 10.13; provided, however, that in the case of an arbitration, the arbitrator may include in its award that the fees and expenses may be awarded to the Party that prevails.

Section 10.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 10.14 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 10.15 Specific Performance. The Parties further agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date written below each Party’s signature to be effective as of the Effective Date.

SELLERS:

/s/ Moise Emquies
Moise Emquies

/s/ George Levy
George Levy

/s/ Matthieu Leblan
Matthieu Leblan

/s/ Carol Ann Emquies
Carol Ann Emquies

BUYER:

DIGITAL BRANDS GROUP, INC.,
a Delaware corporation

By:	/s/ John Hilburn Davis
Name: John Hilburn Davis
Its: Chief Executive Officer

COMPANY:

SUNNYSIDE, LLC
a California limited liability company

By:	/s/ George Levy
Name: George Levy
Its: Managing Member

SELLERS’ REPRESENTATIVE:

/s/ George Levy
George Levy

Signature Page

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Membership Interests Purchase Agreement

SCHEDULE A

Name	Pro Rata Share
George Levy	32.90%
Matthieu Leblan	32.90%
Moise Emquies	16.92%
Carol Ann Emquies	11.28%
Jenny Murphy	5.00%
Elodie Crichi	1.00%
Total	100%

Schedule A

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Membership Interests Purchase Agreement

EXHIBIT A

BUYER NOTE

[to be attached]

Exhibit A

to

Membership Interests Purchase Agreement

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

[to be attached]

Exhibit B

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Membership Interests Purchase Agreement